Exhibit 99.1

Pandora to acquire key assets from Rdio
Adding technology, IP and talent to accelerate development of new capabilities; Pandora hosting investor call to outline growth strategy at 1:30 p.m. PT today

OAKLAND, Calif. - November 16, 2015-Pandora (NYSE: P), the world’s most powerful music discovery platform, today announced an agreement to acquire several key assets from Rdio, a pioneer in streaming music technology. This will accelerate the company’s plan to offer fans greater control over the music they love, strengthening Pandora’s position as the definitive source of music.

“Whether streaming through radio, on-demand or in-person at live events, Pandora is building the definitive source for fans to discover and celebrate music,” said Brian McAndrews, chief executive officer at Pandora. “Wherever and however fans want to hear music, we intend to be their go-to destination.”

In addition to acquiring technology and intellectual property from Rdio, many members of Rdio’s team will be offered roles with Pandora, subject to close of the agreement. The company expects to offer an expanded Pandora listening experience by late 2016, pending its ability to obtain proper licenses.

More details about Pandora’s future vision will be shared during an investor call today at 1:30 p.m. PT. (Details below.)

The purchase price is $75 million in cash, subject to certain purchase price adjustments.

“We are defining the next chapter of Pandora’s growth story,” continued McAndrews. “Adding live music experiences through Ticketfly was a transformative step. Adding Rdio’s impressive technology and talented people will fast-track new dimensions and enhancements to our service. I couldn’t be more optimistic about Pandora’s future and the future of music.”

“The Rdio team built an acclaimed product and technology platform that has consistently led innovation in the young streaming industry. I'm pleased that many members of the Rdio team will continue to shape the future of streaming music, applying our tradition of great design and innovative engineering on an even larger stage with Pandora,” said Anthony Bay, chief executive officer of Rdio.

The transaction is contingent upon Rdio seeking protection in the United States Bankruptcy Court for the Northern District of California. Upon approval of the proposed transaction by the bankruptcy court, Rdio will be winding down the Rdio-branded service in all markets. Pandora is not acquiring the operating business of Rdio, and is acquiring the technology and talent to accelerate its own business strategy. The transaction is subject to the approval of the Bankruptcy Court, which will supervise an auction for the assets of Rdio, as well as other customary closing conditions.

Listen to Pandora’s investor call today at 1:30 p.m. PT. A live audio webcast of the event will be available on the Pandora Investor Relations website at http://investor.pandora.com. A live dial-in is available at (877) 355-0067, or (443) 853-1239 internationally, using passcode 80010898. A replay will be available at (855) 859-2056 or (404) 537-3406, using passcode 80010898, and available via webcast replay until November 30, 2015.

ABOUT PANDORA
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting

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artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at an unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | Pandora Blog | Pandora LinkedIn | @PandoraPulse

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion of the acquisition of Rdio, and the timing of doing so, and the benefits to Pandora from the acquisition of Rdio. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, the failure or delay in the satisfying of closing conditions to the acquisition, difficulties in integrating the Rdio’s business, and other uncertainties associated with the acquisition of a new business, competitive factors; our ability to manage our growth; and general economic conditions worldwide. Further information on these factors and other risks that may affect the business are included in filings with the Securities and Exchange Commission (SEC) from time to time, including our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, particularly under the heading "Risk Factors." These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to Pandora, which assumes no obligation to update these forward-looking statements in light of new information or future events.

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